INTELLECTUAL PROPERTY TRANSFER AGREEMENT

This Intellectual Property Transfer Agreement (this “Agreement”) is entered into on this 18th day of April, 2008 (the “Effective Date”) by and among Fuqi International Holdings Co., LTD., a British Virgin Islands company (“Buyer”), and wholly-owned subsidiary of Parent (as defined hereinafter), Fuqi International, Inc., a Delaware corporation (“Parent”), and Chujian Huang, an individual residing in the PRC with holder of PRC identity card no. 440105196302250950 (the “Seller” and together with Buyer and Parent, the “Parties”). Undefined terms contained in this Agreement shall have the meanings as set forth in the Asset Purchase Agreement, as defined below.

RECITALS

WHEREAS, Buyer, Seller, TianMei Beijing, and TianMei Shanghai have entered into that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) pursuant to which Buyer agrees to purchase the Acquired Assets of the TianMei Beijing and TianMei Shanghai;

WHEREAS, Seller owns certain Intellectual Property (as such term is defined below) related to the Business of TianMei Beijing and TianMei Shanghai, and Seller desires to sell and transfer such Intellectual Property to Buyer, and Buyer desires to purchase such Intellectual Property in accordance with the terms and conditions of this Agreement;

WHEREAS, Buyer’s sale and transfer of the Intellectual Property by Seller to Buyer is a material condition for the completion of the transactions contemplated by the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties, intending to be legally bound hereby, agree as follows:

1. Sale and Transfer of Intellectual Property. Upon the Closing, Seller shall sell and transfer to Buyer rights and goodwill in and to all trademarks, service marks, franchises, patents, trade names, jingles, slogans, and logotypes, copyrights and other intangible rights (registered or unregistered), including any applications therefor and all drawings and designs, know-how, show-how trade secrets and secret processes and formulas and licenses with respect to intangible property rights, computer programs and program rights, and other intangible property and proprietary rights, whether or not subject to statutory registration or protection, including all of Seller’s rights and goodwill in and to the name “Temix” and any derivations thereof (collectively, the “Intellectual Property”).

2. Purchase Price and Payment.

2.1 Purchase Price. The aggregate purchase price to be paid by Buyer to the Seller for the Intellectual Property shall be Fifty-Five Million Yuan Renminbi (55,000,000 Yuan RMB) (the “Purchase Price”), which amount shall be paid in common shares, $.001 par value per share of the Parent (“Common Shares”) as more specifically set forth in this Section 2.

2.2 Payment of the Purchase Price at Closing. At Closing, Buyer shall pay to Seller the Purchase Price as follows: an aggregate of Twenty Seven Million Five Hundred Thousand Yuan Renminbi (27,500,000 Yuan RMB) (US$1 equals to 7.0006 RMB Yuan) in common shares of Parent, or Five Hundred Forty Thousand Three Hundred Thirty-Three (540,333) Common Shares of Parent, which is fifty percent (50%) of the Purchase Price, where such number of Common Shares of Parent has been determined at a per share amount equal to the $7.27 per Common Share, the average closing price of the Common Shares of Parent as listed on the Nasdaq Global Market during the forty-five (45) trading days immediately preceding the execution date of this Agreement (the “Fuqi Share Price”).

2.3 Share Escrow Deposit. At Closing, Buyer shall deposit in escrow with the Escrow Agent an aggregate of Twenty Seven Million Five Hundred Thousand (27,500,000 Yuan RMB) in common shares of Parent, or Five Hundred Forty Thousand Three Hundred Thirty-Three (540,333) Common Shares of Parent (“Escrow Shares”), which is fifty percent (50%) of the Purchase Price, where such number of Common Shares of Parent has been determined at the Fuqi Share Price. The Share Escrow Deposit will be held by the Escrow Agent for a period of twenty-four (24) months from the Closing Date and shall be subject to set-off from indemnification obligations and failure to meet EBITDA targets, as defined below, and will be held and disbursed as specified in this Agreement, the Asset Purchase Agreement, and the Escrow Agreement.

2.4 Subject to the conditions set forth below, Buyer shall cause to be transferred to Seller such number of Escrow Shares at such time and in such amounts, if any, as determined in accordance with the formulas below. For purposes of determining the number of Escrow Shares deliverable to Seller on the third anniversary of the Closing Date, each Escrow Share shall be deemed to have a value equal to the Fuqi Share Price.

“EBITDA” shall mean, for any period, the net income or loss of the Business for such period before any interest, income tax, depreciation and amortization determined on a consolidated basis in accordance with USGAAP as shall be determined by the Parent and approved by the Parent’s independent auditors.

(A)
the “First Release”, if any, shall be due and payable no later than the thirtieth (30th) day following the completion of the Parent’s preparation of its financial statements for the period (the “2008 Period”) commencing on the 1st day of the calendar month following immediately following Closing and terminating on the last day of the twelfth calendar month thereafter. If EBITDA for the 2008 Period is equal to or greater than US$2.6 million (“2008 EBITDA Target”), then one-half of the Escrow Shares shall be released to Seller. If EBITDA for the 2008 Period is less than the 2008 Net Income Target, the number of Escrow Shares to be released to Seller, if any, shall be calculated as follows:

One-half of Escrow Shares - ( ( 2008 EBITDA Target – EBITDA for 2008 Period ) / Fuqi Share Price)

Any Escrow Shares not released to the Seller in the First Release shall be returned to the Parent.

(B)
the “Second Release”, if any, shall be due and payable no later than the thirtieth (30th) day following the completion of the Parent’s preparation of its financial statements for the period (the “2009 Period”) commencing on the 1st day of thirteenth calendar month following Closing and terminating on the last day of twenty-fourth calendar month following Closing. If EBITDA for the 2009 Period is equal to or greater than US$3.7 million (“2009 EBITDA Target”), then one-half of the Escrow Shares shall be released to Seller. If EBITDA for the 2009 Period is less than the 2009 EBITA Target, the number of Escrow Shares to be released to Seller, if any, shall be calculated as follows:

One-half of Escrow Shares – ( ( 2009 EBITDA Target - EBITDA for 2009 Period ) / Fuqi Share Price)

Any Escrow Shares not released to the Seller in the Second Release shall be returned to the Parent.

3. Closing. Closing shall occur concurrently with the Closing of the Asset Purchase Agreement, subject and in accordance with the terms and conditions as set forth in Article 2 of the Asset Purchase Agreement.

4. Representations and Warranties of Seller. The Seller hereby represents and warrants to Buyer as follows:

4.1 All actions and proceedings necessary to be taken by or on the part of the Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by the Seller and constitutes a duly and validly authorized, executed, and delivered by the Seller and will constitute, the legal, valid, and binding obligation of the Seller, enforceable against each Seller in accordance with and subject to its terms, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.

4.2 Neither the execution, delivery, and performance by the Seller of this Agreement nor the consummation by the Seller of the transactions contemplated thereby is an event that, by itself or with the giving of notice or the passage of time or both, will constitute a violation of, or conflict with, or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any license, mortgage, indenture, lease, agreement or instrument to which the Seller is a party or by which the Seller is bound, or violate (i) any judgment, decree, or order or (ii) any statute, rule, or regulation, in each such case, applicable to the Seller. The execution, delivery, and performance by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

4.3 Schedule 4.3 lists and describes all licenses, permits and authorizations that are currently held the Seller. The Seller holds all licenses, permits, and authorizations required for the ownership and use of the Intellectual Property. Such licenses, permits and authorizations are not subject to any restrictions or conditions that would limit the use of the Intellectual Property and there are no applications by the Seller or complaints by others pending or threatened before any Governmental Entity relating to any licenses, permits or authorizations involving the Intellectual Property or the Seller.

4.4 Schedule 4.4 sets forth a true and complete list of (i) all Intellectual Property owned, used, filed by, registered or licensed to the Seller, and (ii) with respect to registered trademarks, all jurisdictions in which such trademarks are registered or applied for and all registrations and application numbers. The Seller own all right, title and interest in and to the Intellectual Property, and Seller has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and license, without payment to any other person, all Intellectual Property listed in Schedule 4.4, and the consummation of the transactions contemplated hereby will not conflict with, alter, or impair any such rights. The Seller has all rights to the Intellectual Property which are necessary in connection with the Business as it is presently being conducted

4.5 Except as set forth on Schedule 4.5, (i) the Seller has granted any licenses or contractual rights relating to Intellectual Property or the marketing or distribution thereof, and (ii) the Seller is bound by or a party to any Contracts of any kind relating to the Intellectual Property of any other Person, except for agreements relating to computer software licensed to any Seller in the ordinary course of business consistent with past practice. Subject to the rights of third parties set forth on Schedule 4.5, the Seller warrants that all Intellectual Property listed in Schedule 4.5 is free and clear of the claims of others and of all Liens whatsoever. The conduct of the Business as it is presently being conducted does not violate, conflict with or infringe the Intellectual Property of any other Person. Except as set forth on Schedule 4.5, no claims are pending or, to the knowledge of the Seller, threatened against the Seller by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and the Seller has not received any communications alleging that the Seller has violated any rights relating to Intellectual Property of any Person.

5. Investment Representations of Seller regarding Common Shares. The Seller hereby warrants and represents to Buyer and Parent that:

5.1 Seller has received this Agreement and carefully read such Agreement; the decision to acquire Purchase Price has been taken solely in reliance upon the information contained in this Agreement, and such other written information supplied by an authorized representative of Parent as Seller may have requested. Seller acknowledges that all documents, records and books pertaining to this investment have been made available for inspection by Seller, his attorneys, accountants and purchaser representatives upon request prior to tendering this Agreement, and that he has been informed by Parent that its books and records will be available for inspection by Seller or his agents and representatives at any time, and from time to time, during reasonable business hours and upon reasonable notice. Seller further acknowledges that he (or his advisors, agents and/or representatives) has had a reasonable and adequate opportunity to ask questions of and receive answers from Parent concerning the terms and conditions of the acquisition of Parent Common Shares, the nature of Purchase Price and the business and operations of Parent, and to obtain from Parent such additional information, to the extent possessed or obtainable without unreasonable effort or expense, as is necessary to verify the accuracy of the information contained in this Agreement or otherwise provided by Parent; all such questions have been answered by Parent to the full satisfaction of Seller. Seller is not relying upon any oral information furnished by Parent or any other person in connection with its investment decision, and in any event, no such oral information has been furnished to Seller which is in any way inconsistent with or contradictory to any information contained in this Agreement, or otherwise provided to Seller by Parent in writing as described above.

5.2 Seller meets the criteria established in one or more of subsections (i) and (ii) below:

a. Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the 1933 Act.

b. Seller is not a U.S. Person, as defined in Rule 901 of Regulation S, promulgated under the 1933 Act and Seller represents and warrants that:

(1) Seller is not acquiring the Purchase Price as a result of, and Seller covenants that he will not engage in any “directed selling efforts” (as defined in Regulation S under the 1933 Act) in the United States in respect of the Purchase Price which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Purchase Price;

(2) Seller is not acquiring the Purchase Price for the account or benefit of, directly or indirectly, any U.S. Person;

(3) Seller is a resident of the jurisdiction in which he resides;

(4) the offer and the sale of the Purchase Price to Seller as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction in which the Seller resides;

(5) Seller is outside the United States when receiving and executing this Agreement and that the Seller will be outside the United States when acquiring the Purchase Price,

(6) and the Seller covenants with Buyer and Parent that:

1)
offers and sales of any of the Purchase Price prior to the expiration of a period of one year after the date of original issuance of the Purchase Price (the six-month period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

2)	Seller will not engage in hedging transactions with respect to the Purchase Price until after the expiration of the Distribution Compliance Period.

5.3 Seller: (1) has adequate net worth and means of providing for current financial needs and possible personal contingencies, (2) has no need for liquidity in this investment; and (3) is able to bear the economic risks of an investment in Purchase Price for an indefinite period of time, and of losing the entire amount of such investment.

5.4 Seller understands and acknowledges that an acquirer of Purchase Price must be prepared to bear the economic risk of such investment for an indefinite period because of: (A) the heightened nature of the risks associated with an investment in Parent due to its status as a development stage company; (B) illiquidity of the Purchase Price due to the fact such stock has not been registered under the 1933 Act or any state securities act (nor passed upon by the Securities and Exchange Commission (“SEC”) or any state securities commission), and Purchase Price has not been registered or qualified by Seller under federal or state securities laws solely in reliance upon an available exemption from such registration or qualification, and hence such Purchase Price cannot be sold unless it is subsequently so registered or qualified (which is not likely), or are otherwise subject to any applicable exemption from such registration requirements; and (C) substantial restrictions on the transfer of Purchase Price, as set forth in, among other documents, this Agreement and by legend on the face or reverse side of any certificate evidencing an ownership interest in Parent.

5.5 Seller either (i) has a pre-existing personal or business relationship with Buyer, its officers, directors or affiliates; or (ii) alone or with its representatives, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Purchase Price.

5.6 Seller understands and acknowledges that an investment in Purchase Price is speculative in nature, and involves certain risks.

5.7 Seller is not a member of FINRA, or of any other self-regulatory agency which would require approval prior to any acquisition of Purchase Price.

5.8 Seller is acquiring Purchase Price for his own investment, and not with a view toward the subdivision, resale, distribution, or fractionalization thereof. Seller does not have any contract, undertaking, arrangement or obligation with or to any person to sell, transfer, or otherwise dispose of Purchase Price (or any portion thereof hereby acquired), nor has a present intention to enter into any such contract, undertaking, agreement or arrangement.

5.9 The offering of Purchase Price was made only through direct, personal communication between Seller (or a representative thereof) and Parent; the acquisition of Purchase Price by Seller is not the result of any form of general solicitation or general advertising including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or other written communication, or broadcast over television, radio or any other medium; or (ii) any seminar or meeting to which the attendees had been invited by any general solicitation or general advertising.

5.10 Seller has been advised to consult with an attorney regarding legal matters concerning the acquisition and ownership of Purchase Price, and with a tax advisor regarding the tax consequences of acquiring such stock.

5.11 Seller has not distributed this Agreement, or any other information pertaining to the acquisition of Purchase Price hereunder, to anyone other than its representative and/or its investment, legal or accounting advisors in connection with its consideration of an acquisition of Purchase Price.

5.12 Seller was not organized for the specific purpose of acquiring the Purchase Price subscribed for herein, and has other investments or business activities besides investing in Parent, unless Seller has indicated the contrary to Parent in writing. Seller has specified in writing the number and character (i.e., individual, corporate, company, etc.) of the beneficial owners thereof.

6. Representations and Warranties of Buyer and Parent

6.1 Corporate Status; Authority. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation. Each of Buyer and Parent is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect (a) on the condition (financial or otherwise), business, liabilities, properties, assets or results of operations, taken as a whole, or (b) on the ability to perform its obligations under or to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”). Each of Buyer and Parent has all requisite power to carry on its business as it is now being conducted, to own and operate such business and Buyer has all requisite power to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

6.2 Corporate Action. All organizational proceedings necessary to be taken by or on the part of each of Buyer and Parent in connection with the transactions contemplated by the this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered and constitutes and will constitute, the legal, valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent, in accordance with and subject to its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and by general equitable principles.

6.3 No Conflicts. Neither the execution, delivery and performance by each of Buyer and Parent of this Agreement, nor the consummation by Buyer or Parent of the transactions contemplated thereby is an event that, by itself or with the giving of notice or the passage of time or both, will (a) conflict with the organizational documents of Buyer or Parent, (b) constitute a violation of, or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material mortgage, indenture, lease, contract, agreement or instrument to which each of Buyer and Parent is a party or by which it is bound, except for such violations, breaches, terminations, and accelerations as individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect or result in the creation of any material Lien upon any of Buyer’s and Parent’s assets such that it is reasonably likely that Buyer or Parent will be unable to proceed with the transactions contemplated in this Agreement, or (c) violate (i) any judgment, decree or order, or (ii) any statute, rule or regulation, in each such case, applicable to Buyer and Parent. The execution, delivery and performance by each of Buyer and Parent of this Agreement, and the consummation by Buyer and Parent of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity, other than filings with the SEC and NASDAQ, and other than actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or filings and notices not required to be made or given to consummate the transactions contemplated by this Agreement.

7. Lock-Up Agreement.

7.1 Seller agrees that other than as set forth below, Seller shall not: (i) sell, assign, exchange, transfer, pledge, distribute or otherwise dispose of (X) any of the shares included in the Purchase Price received by such Seller pursuant to this Agreement, or (Y) any interest (including, without limitation, an option to buy or sell) in any such shares included in the Purchase Price, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction in respect of any such shares received by such Seller pursuant to this Agreement or any interest therein, the intent or effect of which is the effective economic disposition of such shares (including, but not limited to, engaging in put, call, short-sale, straddle or similar market transactions) (the foregoing restrictions are referred to herein as “Lock-Up Restrictions”).

7.2 Seller’s shares acquired in the Purchase Price pursuant to this Agreement shall be released from the Lock-Up Restrictions on the first (1st) anniversary of the Closing Date.

7.3 The certificates evidencing the shares included in the Purchase Price received shall bear a legend as set forth below and such legend shall remain during the term of this Lock-Up Agreement as set forth above:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT BY AND AMONG FUQI INTERNATIONAL, INC., A DELAWARE CORPORATION, FUQI INTERNATIONAL, CO., LTD., AND THE HOLDER HEREOF (THE “PURCHASE AGREEMENT”), AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED OR OTHERWISE DISPOSED OF PRIOR TO THAT CERTAIN TIME PERIOD DETAILED IN THE PURCHASE AGREEMENT. THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) UPON THE EXPIRATION OF THE TIME PERIOD SPECIFIED IN THE PURCHASE AGREEMENT. A COPY OF THE PURCHASE AGREEMENT IS AVAILABLE FOR YOUR REVIEW AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER.

8. General.

8.1 Provisions Incorporated by Reference. Incorporated Article 7 “Survival of Representations and Warranties and Indemnification” and Article 8 “Miscellaneous” of the Asset Purchase Agreement are incorporated by reference into this Agreement as it applies to the Seller’s sale of the Intellectual Property to the Buyer under this Agreement.

8.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives.

8.3 Counterparts. This Agreement may be executed in any number of facsimile counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same agreement.

8.4 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware, without giving effect to its provisions relating to conflict of laws, and for all purposes it shall be construed in accordance with and governed by the law of such state.

8.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.6 Modification. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled, or waived in whole or in part, except by written instruments signed by the parties hereto.

8.7 Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in reference to all the matters herein referred to, all previous discussions, promises, representations and understandings relative thereto, if any, had between the parties hereto, being herein merged.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto, intending to be legally bound hereby execute this Agreement as of the Effective Date.

SELLER:

/s/ Chujian Huang
Chujian Huang

BUYER:

FUQI INTERNATIONAL HOLDINGS CO., LTD.

By:	/s/ Yu Kwai Chong
Name: Yu Kwai Chong
Title: Chairman & C.E.O.

PARENT:

FUQI INTERNATIONAL, INC.

By:	/s/ Yu Kwai Chong
Name: Yu Kwai Chong
Title: Chairman & C.E.O.